To:	Dunkin’ Brands Group, Inc. 130 Royall Street Canton, MA 02021
From:	JPMorgan Chase Bank, National Association London Branch 25 Bank Street Canary Wharf London E14 5JP England
Re:	Accelerated Stock Buyback
Date:	February 14, 2018

This master confirmation (this “Master Confirmation”), dated as of February 14, 2018 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Dunkin’ Brands Group, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD 50 million, and to Dealer, with a “Threshold Amount” of 3% of shareholders’ equity of Dealer. In addition, Section 5(a)(vi) of the Agreement shall be amended by (i) deleting in the seventh line thereof the words “or becoming capable at such time of being declared” and (ii) adding at the end of such section the following: “provided, that, notwithstanding the foregoing, an Event of Default shall not be deemed to have occurred at any time under clause (2) hereof if the default is a failure to pay caused, as demonstrated to the reasonable satisfaction of the other party, solely by an error or omission of an administrative or operational nature where (i) funds or securities required to make payment or delivery, as the case may be, were available to the relevant party to enable it to make the relevant payment or delivery when due and (ii) such payment or delivery is in fact made within two Local Business Days after the relevant party receives written notice from an interested party of such default.

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.
If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
“Other ASR Transaction” shall mean the accelerated share repurchase transaction of even date herewith between the Counterparty and Citibank, N.A.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.
General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	Common stock, par value $0.001 per share, of Counterparty (Ticker: DNKN)

Exchange:	Nasdaq Global Select Market

Related Exchange(s):	All Exchanges.
Prepayment\Variable

Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation:

VWAP Price:
For any Exchange Business Day, as determined by the Calculation Agent based on the volume-weighted average price at which the Shares trade during the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such

Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “DNKN <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s commercially reasonable discretion, erroneous, such VWAP Price shall be as commercially reasonably determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The average of the VWAP Prices for the Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below.

Calculation Dates:	For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:
The Scheduled Termination Date; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the Calculation Date immediately following the designated Accelerated Termination Date (the “Accelerated Termination Notice Date”).

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation

Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Calculation Date during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended (in each case, as determined by the Calculation Agent), and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments taking into account the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Calculation Date is scheduled following the date hereof, then such Calculation Date shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the nine immediately following Calculation Dates is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Calculation Date to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Calculation Date using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day.
Settlement Terms:

Settlement Procedures:
If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares

to be Delivered:	A number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the number of Initial Shares.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $1.00.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:
If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date; provided, however, that if the Dealer has designated a Calculation Date as an Accelerated Termination Date, the date shall be the date that falls one Settlement Cycle following the Accelerated Termination Notice Date.

Settlement Currency:	USD

Initial Share Delivery:
Dealer shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments:

Potential Adjustment Event:
Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, neither (i) an Extraordinary Dividend, nor (ii) the repurchase of Shares pursuant to the Other ASR Transaction shall constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in good faith and its commercially reasonable discretion, adjust any relevant terms of any such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to Dealer prior to such postponement which adjustments shall be based upon changes in stock price, volatility, interest rates, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction, liquidity relevant to the Shares or to such Transaction and taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated.

Extraordinary Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Scheduled Ex-Dividend Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Agreement Regarding Dividends
Notwithstanding any other provision of this Master Confirmation, the Equity Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Extraordinary Events:
Consequences of
Merger Events:
(a)    Share-for-Share:            Modified Calculation Agent Adjustment
(b)    Share-for-Other:            Cancellation and Payment
(c)    Share-for-Combined:        Component Adjustment

Tender Offer:
Applicable; provided that (i) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of
Tender Offers:
(a)    Share-for-Share:            Modified Calculation Agent Adjustment
(b)    Share-for-Other:            Modified Calculation Agent Adjustment
(c)    Share-for-Combined:        Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a)
Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b)	Failure to Deliver: Applicable

(c)	Insolvency Filing: Applicable

(d)	Hedging Disruption: Applicable

(e)	Increased Cost of Hedging: Applicable

(f)	Loss of Stock Borrow: Applicable
Maximum Stock Loan Rate:    200 basis points per annum

Hedging Party:	Dealer
(g)    Increased Cost of Stock Borrow:    Applicable
Initial Stock Loan Rate:        25 basis points per annum

Hedging Party:	Dealer

Determining Party:
Dealer provided, however, that all calculations, adjustments, specifications and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner. Following any calculations, adjustments, specifications, choices or determinations by the Determining Party hereunder, upon a written request by the Counterparty, the Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such calculations, adjustments, specifications, choices or determinations, as the case may be.

Additional Termination Events:	The declaration by the Issuer of:

(i)	any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, or

(ii)
any Dividend that is not an Extraordinary Dividend, if the ex-dividend date for such Dividend for any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period will be prior to the Scheduled Ex-Dividend Date for such calendar quarter, shall in each case constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period:	The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.
Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional

Acknowledgements:	Applicable

Hedging Adjustments
For the avoidance of doubt, whenever the Calculation Agent or the Hedging Party is called upon to make an adjustment pursuant to the terms of this Master Confirmation or the Equity Definitions or to take into account the effect of an event, the Calculation Agent or Hedging Party, as the case may be, shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

Transfer:
Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer without the consent of Counterparty; provided that the senior unsecured debt rating (“Credit Rating”) of such affiliate (or guarantor of its obligations under the transferred Transaction) is equal to or greater than the Credit Rating of Dealer, as specified by at least one of Standard & Poor’s and Moody’s, at the date of this Master Confirmation or the time of such assignment or transfer (whichever is higher). In the event of any transfer or assignment of any rights under or with respect to this Agreement by either party, the transferee or assignee shall assume and enter into all of the transferor’s covenants and representations under Sections 3(c), 3(e), 3(f), 4(a)(i) and 4(a)(iii) of this Agreement or enter into new covenants and representations that are agreed by the other party under this Agreement, and the identity of the transferee or assignee shall be entered on the books and records maintained by each party or its respective agents. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations, provided that the Affiliate shall enter into the Dealer’s representations under Section 3(c) of this Agreement or enter into new covenants and representations that are agreed by the other party under this Agreement and the Affiliate will not, as a result of such transfer, be required to withhold or deduct on account of any tax an amount in excess of that which Counterparty would have been required to so withhold or deduct in the absence of such transfer. Dealer may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

Counterparty Payment Instructions:	To be provided.
Account for delivery of Shares

to Counterparty:	To be provided.

Dealer Payment Instructions:	To be provided

Account for delivery of Shares
To Dealer:                To be provided

Counterparty’s Contact Details
for Purpose of Giving Notice:        To be provided by Counterparty.
Dealer’s Contact Details for

Purpose of Giving Notice:	JPMorgan Chase Bank, National Association EDG Marketing Support Email: edg_notices@jpmorgan.com edg_ny_corporate_sales_support@jpmorgan.com

With a copy to:

Attention:    Stephanie Y. Little
Title:        Executive Director, Corporate Derivative Marketing
Telephone No.:    (312) 732-3229
Email Address:    stephanie.y.little@jpmorgan.com

2.    Calculation Agent.    Dealer; provided, that (i) as Calculation Agent, Dealer shall act in good faith and in a commercially reasonable manner, and (ii) following the occurrence of an Event of Default under Section 5(a)(vii) of the Agreement, with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent with respect to the Transactions under this Master Confirmation. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by the Counterparty, the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination or calculation, as the case may be.
3.    Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party as of the date hereof that:
(a)    Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
(b)    Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
(c)    Recourse. Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under any Transaction.
(d)    Tax Representations. For purposes of Section 3(f) of the Agreement, Dealer makes the following representation:
It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes. It is a bank organized in the United States and is an exempt recipient under section 1.6049-4(c)(1)(ii)(M) of the United States Treasury Regulations. It is a “dealer” within the meaning of section 1.1001-4(b)(1) of the United States Treasury Regulations.
For purposes of Section 3(f) of the Agreement, Counterparty makes the following representation:
It is a U.S. person, and it is a corporation organized under the State of Delaware.
(e)     Each party agrees to deliver a complete and accurate United States Internal Revenue Service Form W-9 to the other party upon (1) execution of this Agreement (2) promptly upon reasonable request of the other party; and (3) promptly upon learning that any form or other document previously provided has become obsolete or incorrect.
4.    Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer as of the date hereof that:
(a)    The purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(b)    It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
(c)    Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of an accelerated share repurchase program to effect the Share buy-back program.

(d)    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.
(e)    As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)    Counterparty shall use reasonable best efforts to report each Transaction as required under Regulation S-K of the Exchange Act.
(g)    The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).
(h)    As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
(i)    Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(j)    Counterparty will not enter into any obligation that would contractually limit it from effective Cash Settlement or Net Share Settlement under any Transaction.
(k)    Counterparty has not and will not enter into agreements similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap.
(l)    The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

5.    Regulatory Disruption. In the event that Dealer based on advice of counsel concludes, in its good faith and commercially reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or policies and procedures that are generally applicable to transaction of this nature and are related to its compliance with applicable legal, regulatory or self-regulatory requirements (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.
6.    10b5-1 Plan. It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). Counterparty represents, warrants and covenants to Dealer as of the date hereof that:
(a)    Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.
(b)    Counterparty will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(c)    Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
For the avoidance of doubt, the parties hereto acknowledge that entry into any Other ASR Transactions shall not be a violation of this Section 6.
7.    Counterparty Purchases. Other than any Other ASR Transactions, Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer (which consent shall be deemed to be given in the case of the Concurrent OMR Repurchases, as defined below), directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer. As used herein, “Concurrent OMR Repurchases” means one or more Share repurchase transactions entered into between Dealer and Counterparty on terms acceptable to Dealer to the extent that, on any day during the Relevant Period or, if applicable, Settlement Valuation Period (A) the aggregate number of Shares repurchased under such transactions on such day, does not exceed 0% of the “ADTV” for the Shares (as defined in Rule 10b-18) and (B) Counterparty will not be permitted to effect any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18) except to the extent Dealer agrees in its sole discretion.
7A    Purchases by Dealer With respect to purchases of Shares by Dealer in its capacity as Hedging Party in connection with any Transaction during the Calculation Period and Share Valuation Period (if any) for such Transaction (other than any purchases made by Dealer in such capacity in connection with dynamic hedge adjustments of Dealer’s exposure to any Transaction as a result of any equity optionality contained in such Transaction), Dealer will use good faith, commercially reasonable efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control. Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with paragraph (b)(3) of Rule 10b-18 that would not have resulted if (i) a bid that was actually entered or deemed to be entered by or on behalf of Counterparty had instead been an “independent bid” for purposes of paragraph (b)(3) of Rule 10b-18, or (ii) a transaction that was actually executed or deemed to be executed by or on behalf of Counterparty had instead been an “independent transaction” within the meaning of paragraph (b)(3) of Rule 10b-18.
8.    Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)    Counterparty agrees that it:
(i)    will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or to the extent within its reasonable control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) except to the extent required by any law, unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;
(ii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and
(iii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.
(b)    Counterparty acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 6 above.
(c)    Upon the occurrence of any Public Announcement (whether made by Counterparty or a third party) Dealer in its sole discretion may (i) in good faith and in its commercially reasonable discretion make adjustments to the terms of any Transaction to account for the economic effect on the Transaction of such Public Announcement, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period (including adjustments limited to account for changes in stock price, volatility, interest rates, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction, liquidity relevant to the Shares or to such Transaction and taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated, but excluding, for the avoidance of doubt, adjustments to account for changes in expected dividends) or (ii) treat the occurrence of such Public Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
9.    Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement (as defined below) occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments in a commercially reasonable manner to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines is commercially reasonable (including, without limitation and for the avoidance of doubt, adjustments to the Forward Price Adjustment Amount that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (including adjustments limited to account for changes in volatility, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction, but excluding, for the avoidance of doubt, adjustments to account for changes in expected dividends).
(b)    “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction by Counterparty or any of its subsidiaries, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement or a letter of intent designed to result in an Acquisition Transaction, by Counterparty or any of its subsidiaries or any other party that is a party to such agreement or letter of intent, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that include, an Acquisition Transaction, (iv) any other announcement by Counterparty or any of its subsidiaries that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (provided that for such purposes the Calculation Agent may take into account the effect of such announcement on the market price of the Shares or options on the Shares) or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).
(c)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 20% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
10.    Acknowledgments. (a) The parties hereto intend for:
(i)    each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
(ii)    the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)    a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary

Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
(iv)    all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(b)    Counterparty acknowledges that:
(i)    during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
(ii)    Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;
(iii)    Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;
(iv)    any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and
(v)    each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.
(c)    Counterparty:
(i)    is an “institutional account” as defined in FINRA Rule 4512(c);
(ii)    is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing;
(iii)    has total assets of at least USD 50,000,000 as of the date hereof; and
(iv)    will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.
11.    Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.
12.    Set-off. (a) The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:
“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).
13.    If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”
14.    Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
15.    Early Termination. In the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent in good faith and in a commercially reasonable manner (and the parties agree that, in making such determination of value, the Calculation Agent may take into account the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property on any Calculation Date to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may make such election only if Counterparty represents and warrants to Dealer in writing on the date it notifies Dealer of such election that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.
16.    Close-out Amount Protocol. The parties agree that the definitions and provisions contained in the Attachment to the ISDA Close-out Amount Protocol published by the International Swaps and Derivatives Association, Inc. on 27 February 2009 are incorporated into and apply to the Agreement and each Transaction hereunder.
17.    Foreign Account Tax Compliance Act. The parties agree that the definitions and provisions contained in the Attachment to the ISDA 2012 FATCA Protocol as published by the International Swaps and Derivatives Association, Inc. on August 15, 2012, are incorporated into and apply to the Agreement as if set forth in full herein; provided, however, that the phrase “or practices” shall be deleted and “or” inserted before the word “rules.”
18.    871(m) Protocol. The parties agree that the definitions and provisions contained in the Attachment to the ISDA 2015 Section 871(m) Protocol published on November 2, 2015 by the International Swaps and Derivatives Association, Inc. are hereby incorporated by reference in, and shall form part of, this Agreement. References in the

Section 871(m) protocol to “Covered Master Agreement” will be deemed references to the Master Agreement, and references to the “Implementation Date” shall be the date of this Agreement.
19.    Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if, on two consecutive Exchange Business Days, the price of the Shares on the Exchange at any time falls below such Termination Price.
20.    Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.
21.    Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).
22.    Claim in Bankruptcy. Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.
23.    Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).
24.    Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.
25.    Non-confidentiality. Dealer and Counterparty hereby acknowledge and agree that each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.
26.    Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.

27.	Offices.
(a)    The Office of Dealer for each Transaction is: London

JPMorgan Chase Bank, National Association
London Branch
25 Bank Street
Canary Wharf
London E14 5JP
England
(b)    The Office of Counterparty for each Transaction is: 130 Royall Street, Canton, Massachusetts 02021.
28.    Submission to Jurisdiction. Section 13(b) of the Agreement is hereby deleted in its entirety and replaced by the following:
“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York Country, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Master Confirmation, any Supplemental Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement, the Master Confirmation or any Supplemental Confirmation the party (1) joints, files a claim, or takes any other action, in any such suit, action or proceeding or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
29.    Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION AND THE RELATED TRADE NOTIFICATION AND EACH TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
30.    Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
(a)

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.
Yours faithfully,
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:     /s/ Stephanie Y. Little
    Authorized Signatory
Agreed and Accepted By:
DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Katherine D. Jaspon Name: Katherine D. Jaspon Title: Chief Financial Officer

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

SCHEDULE A
SUPPLEMENTAL CONFIRMATION

To:	Dunkin’ Brands Group, Inc. 130 Royall Street Canton, MA 02021
From:	JPMorgan Chase Bank, National Association London Branch 25 Bank Street Canary Wharf London E14 5JP England
Subject:	Accelerated Stock Buyback
Date:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Dunkin’ Brands Group, Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of February 14, 2018 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

A-1

Trade Date:	[ ]
Forward Price Adjustment Amount:	[ ]
Calculation Period Start Date:	[ ]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	[ ]
Prepayment Date:	[ ]
Initial Shares:
[ ] Shares; provided that after using good faith and commercially reasonable efforts if, in connection with the Transaction, Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire and thereafter Dealer shall continue to use commercially reasonable efforts in good faith to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall in the Initial Share Delivery and to deliver such additional Shares as soon as reasonably practicable (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts Dealer shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures). For the avoidance of doubt, the aggregate of all Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “number of Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Share Delivery Date:	[ ]
Ordinary Dividend Amount:	[ ]
Scheduled Ex-Dividend Dates:	[ ]
Termination Price:	[ ]
Additional Relevant Days:	The three Exchange Business Days immediately following the Calculation Period.
Maximum Number of Shares:	[ ]

3.    Calculation Dates
[ ]
In the event that a Valuation Disruption results in the Calculation Agent postponing the Scheduled Termination Date or Settlement Valuation Period, as the case may be, every second Exchange Business Day following the last Calculation Date shown above shall be a Calculation Date.
4.    Counterparty represents and warrants to Dealer as of the date hereof that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, except as otherwise disclosed in writing to Dealer.
5.    This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering` one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.
Yours sincerely,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By: ________________________________
    Authorized Signatory
Agreed and Accepted By:
DUNKIN’ BRANDS GROUP, INC.
By: ________________________________
Name:
Title:

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

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ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
1.    The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty
Settlement Method

Election Date:
The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation

Settlement Valuation Period:
A number of Scheduled Trading Days selected by the Calculation Agent in good faith and in its commercially reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement

Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.
Net Share Settlement

Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

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2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value as commercially reasonably determined by the Calculation Agent (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount).
3.    Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;
(c)    as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Dealer, in its good faith discretion; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.    If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar issuers, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and provide for Counterparty using best efforts to deliver documentation appropriate for a private placement of similar size by similar issuers, and shall provide for the payment

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by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer
5.    Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), using commercially reasonable efforts to achieve the highest available price subject to market conditions, will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as commercially reasonably determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD or in Shares, at Counterparty’s election, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B

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Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” means initially, 10,598,402 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

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